UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2005

EPIC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

        Nevada

                                 000-33417

                                           88-0451534

(State or other jurisdiction of                                                                            (Commission File No.)                                                 (I.R.S. Employer Identification No.)

incorporation or organization)

7545 N. Del Mar Avenue, Suite 102, Fresno, California 93711

(Address of principal executive offices)

Registrant's telephone number, including area code:   (559) 435-4380

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange  Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-42(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 18, 2005, Epic Financial Corporation (the "Company") and its wholly owned subsidiary, Inkway Corporation ("Inkway"), entered into two agreements with AccuBrite, Inc. ("AccuBrite").

The Technology License Agreement (the "License Agreement") provides for AccuBrite to grant to Inkway a world-wide, perpetual, irrevocable, exclusive license of certain trademarks, domain names, and  business acumen of AccuBrite. Inkway intends to utilize this licensed technology to develop the business of manufacturing, marketing and distributing a variety of ink-related products for use in printers, by both individuals and businesses.  In consideration for the grant of the license to Inkway by AccuBrite, Epic agreed to issue 3,800,000 restricted shares of its common stock to AccuBrite and cancel debt owed to Epic by AccuBrite in the aggregate amount of $64,000.  In addition, the License Agreement provides that Inkway will pay a royalty to AccuBrite equal to 25% of Net Revenues of Inkway.

The Management Agreement (the "Management Agreement") provides for AccuBrite to provide certain executive management services for Inkway.  It has a term of approximately 62 months.  Inkway will pay to AccuBrite an amount equal to 25% of Net Revenues of Inkway for such management services.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

    a.    Financial Statements.

           None

    b.    Exhibits.

           10.6   Technology License Agreement by and among Epic Financial Corporation, Inkway Corporation and

                     AccuBrite, Inc., dated August 18, 2005.

           10.7   Management Agreement by and among Epic Financial Corporation, Inkway Corporation and

                     AccuBrite, Inc., dated August 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date:   August 22, 2005

                                                                        EPIC FINANCIAL CORPORATION

/s/ Rodney R. Ray

Rodney R. Ray, President